Exhibit 99.1

October 29, 2013
For Immediate Release

Urologix Reports Fiscal Year 2014 First Quarter Results

Executive Summary

•	First quarter revenue totaled $3.8 million, down 4.8% year-over-year.

•	Reaffirms fiscal year 2014 total revenue guidance in the range of $15 million to $17 million.

MINNEAPOLIS — October 29, 2013— Urologix®, Inc. (OTCQB: ULGX), the leading provider of in-office procedures for the safe, durable and effective treatment of BPH, today reported financial results for its fiscal year 2014 first quarter ended September 30, 2013.

First quarter fiscal year 2014 revenue totaled $3.8 million, down 4.8% compared to the first quarter of fiscal year 2013. Results in the first quarter of fiscal year 2014 were negatively impacted by a significant slowdown in international sales of Prostiva. First quarter revenue declined 9.7% sequentially driven primarily by a decline in sales of disposable products from both product lines.

“While we did not achieve year-over-year growth in the first quarter, our revenue results in the US showed relative improvement compared to our fourth quarter performance,” stated Greg Fluet, Chief Executive Officer. “We continue to have confidence in the potential for our team and our technologies to deliver value to the three primary healthcare constituents: patients, providers and payors. Against the backdrop of a challenging healthcare environment, we believe that our continued focus on execution and disciplined management of our resources will allow us to achieve our fiscal year guidance in the range of $15 million to $17 million.”

As of September 30, 2013, the Company’s cash balance was $1.6 million compared to $2.3 million as of June 30, 2013. The cash balance decreased $739,000 compared to June 30, 2013. The first quarter of the fiscal year historically has larger cash payments related to annual expenses, primarily insurance premiums, which totaled $259,000 in the first quarter of fiscal year 2014. The Company has an existing line of credit currently in place with Silicon Valley Bank for $2 million (subject to a defined borrowing base). The Company’s cash needs will be determined by a number of items including operating performance, accessibility of the line of credit and the timing of annual royalty payments due in the second quarter of the fiscal year totaling $650,000 as yet unpaid.

Gross profit for the first quarter of fiscal year 2014 was $1.9 million, or 49.3% of revenue, compared to $2.0 million, or 50.8% of revenue, in the first quarter of fiscal year 2013. The decrease in gross margin was primarily driven by lower production volumes in the first quarter of fiscal year 2014 compared to the prior year.

Total operating expense was $3.0 million for the first quarter of fiscal year 2014, up 2.9% year-over-year. Operating expense in the first quarter of fiscal year 2014 included $61,000 related to the medical device excise tax which did not occur in the prior year. Additionally, total operating expense in the first quarter of fiscal year 2014 included a non-cash net gain on the change in value of acquisition consideration of $9,000 compared to $154,000 in the prior year. Excluding the impact from these items, operating expense declined 3.9% compared to the prior year. The 3.9% decrease in operating expense was driven by a $194,000 decrease in research and development expense and a $53,000 decrease in general and administrative expense, partially offset by a $128,000 increase in sales and marketing expense due to investments made in the direct sales force.

For the first quarter of fiscal year 2014, Urologix reported a net loss of $1.3 million, or $0.06 per diluted share, compared to a net loss of $1.1 million, or $0.05 per diluted share, in the first quarter of fiscal year 2013.

Outlook

The Company is reaffirming the fiscal year 2014 total revenue guidance range of $15 million to $17 million.

Earnings Call Information

Urologix will host a conference call with the financial community to discuss fiscal year 2014 first quarter results on Tuesday, October 29, 2013 at 4:00 p.m. Central Daylight Time. To listen to the call, please dial 1-866-318-8617 and enter the Participant Passcode 50249354 at least 10 minutes prior to the call. A live webcast of the call will be available through the investor relations section of the Company’s website at www.urologix.com and available for replay approximately two hours after the completion of the call.

About Urologix

Urologix, Inc., based in Minneapolis, develops, manufactures, markets and distributes minimally invasive medical products for the treatment of obstruction and symptoms due to Benign Prostatic Hyperplasia (BPH). Urologix’ Cooled ThermoTherapy™ produces targeted microwave energy combined with a unique cooling mechanism to protect healthy tissue and enhance patient comfort. The Prostiva® RF Therapy System delivers radio frequency energy directly into the prostate destroying prostate tissue, reducing constriction of the urethra, and thereby relieving BPH symptoms. Both of these therapies provide safe, effective and lasting relief of the symptoms and obstruction due to BPH. Prostiva® is a registered trademark of Medtronic, Inc., used under license. All other trademarks are the property of Urologix.

If you’d like more information on this topic, please contact Brian Smrdel at (763) 475-7696 or bsmrdel@urologix.com or to learn more about Urologix and its products and services, visit their website at www.urologix.com.

The Urologix, Inc. logo is available at www.urologix.com/clinicians/resource-library.php.

Forward Looking Statements

This press release contains forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Any statements contained in this press release that are not statements of historical fact may be deemed to be forward-looking statements. Without limiting the foregoing, words such as “may,” “will,” “expect,” “believe,” “anticipate,” “estimate” or “continue” or comparable terminology are intended to identify forward-looking statements. Such forward looking statements include, for example, the effectiveness of the Company’s sales and marketing strategies and organization, the Company’s future revenue and operating performance, the development and marketing of new products, the timing or payment of any amounts to Medtronic, or the availability of borrowing under the line of credit with Silicon Valley Bank. The statements made by the Company are based upon management’s current expectations and are subject to certain risks and uncertainties that could cause the actual results to differ materially from those described in the forward-looking statements. These risks and uncertainties include market conditions and other factors beyond the Company’s control and the risk factors and other cautionary statements described in the Company’s Annual Report on Form 10-K for the year ended June 30, 2013 and other documents filed with the Securities and Exchange Commission.

Urologix Media Contact	Urologix Investor Relations Contact
Karen Snay	Brian Smrdel
(513) 484-2987	(763) 475-7696
KSnay@urologix.com	Bsmrdel@urologix.com

Urologix, Inc.
Statements of Operations
(Unaudited, in thousands, except per share data)

	Three Months Ended September 30,
	2013	2012
Sales	$3,779	$3,970
Cost of goods sold	1,915	1,954
Gross profit	1,864	2,016

Costs and expenses:
Sales and marketing	1,845	1,717
General and administrative	685	738
Research and development	421	615
Change in value of acquisition consideration	(9)	(154)
Medical device tax	61	-
Amortization	23	26
Total costs and expenses	3,026	2,942

Operating loss	(1,162)	(926)
Interest expense	(161)	(123)
Foreign currency exchange gain/(loss)	1	(4)
Loss before income taxes	(1,322)	(1,053)
Income tax expense	12	16
Net loss	$(1,334)	$(1,069)

Net loss per common share--basic	$(0.06)	$(0.05)

Net loss per common share--diluted	$(0.06)	$(0.05)

Weighted average number of common shares outstanding--basic	21,020	20,180

Weighted average number of common shares outstanding--diluted	21,020	20,180

Urologix, Inc.
Balance Sheets
(Unaudited, in thousands)

	September 30, 2013	June 30, 2013
ASSETS
Current assets:
Cash	$1,551	$2,290
Accounts receivable, net	2,121	2,132
Inventories	2,017	1,952
Prepaids and other current assets	388	128
Total current assets	6,077	6,502
Property and equipment:
Property and equipment	12,144	12,165
Less accumulated depreciation	(11,508)	(11,430)
Property and equipment, net	636	735
Other intangible assets, net	1,534	1,587
Goodwill	3,036	3,036
Long-term inventories	612	662
Other assets	5	5
Total assets	$11,900	$12,527

LIABILITIES AND SHAREHOLDERS’ EQUITY/(DEFICIT)
Current liabilities:
Accounts payable	$1,113	$628
Accrued compensation	718	721
Deferred income	7	5
Short-term deferred acquisition payment	655	681
Other accrued expenses	575	602
Total current liabilities	3,068	2,637

Deferred tax liability	43	36
Long-term deferred acquisition payment	4,153	4,026
Long-term debt	5,333	5,333
Other accrued liabilities	65	75
Interest payable	84	-
Total liabilities	12,746	12,107

Shareholders’ equity/(deficit):
Common stock	208	208
Additional paid-in capital	119,298	119,230
Accumulated deficit	(120,352)	(119,018)
Total shareholders’ equity/(deficit)	(846)	420
Total liabilities and shareholders’ equity/(deficit)	$11,900	$12,527

Urologix, Inc.
Condensed Statements of Cash Flows
(Unaudited, in thousands)

	Year Ended September 30,
	2013	2012
Operating Activities:
Net loss	$(1,334)	$(1,069)
Adjustments to reconcile net loss to net cash used for operating activities:
Depreciation and amortization	157	172
Employee stock-based compensation expense	68	58
Provision for bad debts	(19)	(12)
Accretion expense on deferred acquisition payments	110	170
Net adjustment to acquisition consideration	(9)	(154)
Deferred income taxes	7	11
Change in operating items:
Accounts receivable	30	48
Inventories	(15)	(624)
Prepaids and other assets	(260)	(23)
Accounts payable	485	1,159
Accrued expenses and deferred income	(38)	(150)
Interest payable	84	-
Net cash used for operating activities	(734)	(414)

Investing Activities:
Purchase of property and equipment	(2)	(4)
Purchases of intellectual property	(3)	(5)
Net cash used for investing activities	(5)	(9)

Financing Activities:
Issuance of common stock	-	3,873
Net cash provided by financing activities	-	3,873

Net decrease in cash and cash equivalents	(739)	3,450

Cash and cash equivalents:
Beginning of period	2,290	1,899
End of period	$1,551	$5,349

Supplemental cash-flow information
Income taxes paid during the period	$12	$15
Net amount of inventory transferred to property and equipment	$-	$56